Exhibit 10.5

215 First Street, Suite 400-S Cambridge, MA 02142 617.949.4360 omegatherapeutics.com

March 2, 2019

Mahesh Karande

[XXX]

[XXX]

Dear Mahesh,

On behalf of Omega Therapeutics (the “Company”), a Flagship Pioneering Company, I am delighted to make this conditional offer of employment with the Company. This offer letter (the “Offer Letter”) and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company.

1. Starting Date, Position, and Duties.

a. Your position with the Company shall be President and Chief Executive Officer and, subject to applicable corporate and procedural requirements, you also shall be elected to serve as a member of the Company’s Board of Directors (the “Board”). In your role as Chief Executive Officer, you shall report to the Board. Provided that the above-stated work authorization conditions are met, we anticipate that your employment shall start effective April 8, 2018 or such earlier date as mutually agreed (the “Start Date”). In this key position you shall have responsibility for driving the strategic direction of the Company, as well as oversight of all operational activities of the Company. In your role you are expected to build and supervise a team to execute against objectives and to develop and manage processes and systems to support these functions. You shall also be expected to perform such other services for the Company consistent with your position as Chief Executive Officer, as may be assigned to you from time to time by the Board or its authorized committee. As a member of our team, we expect you to devote all of your professional and working time and energies to the business and affairs of the Company. As a member of the Flagship Pioneering ecosystem, it is expected that the Board of Directors that you may join will be from within the Flagship Pioneering ecosystem. As such, it is understood that you may be asked to join the Board of Directors of one or more Flagship Pioneering companies and will be compensated as agreed between you and such other Boards of Directors.

b. As is generally true for Company employees, you shall be employed on an at-will basis, which means that neither you nor the Company are guaranteeing this employment relationship for any specific period of time. Either of us may choose to end the employment relationship at any time, for any reason, with or without notice. If any benefit is subject to a benefit plan, the terms of that plan shall control. Other than the terms of this Offer Letter, the Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

c. As stated above, you shall serve as a member of the Board during your employment hereunder. You acknowledge and agree that you shall resign from the Board effective immediately upon the termination of your employment with the Company for any reason.

2. Compensation.

a. Salary. Your initial base pay shall be at a rate of $472,000.00 on an annualized basis, minus customary deductions for federal and state taxes and the like, and in accordance with the Company’s normal payroll practices. Your annual base salary shall be reviewed for appropriate increases in accordance with the Company’s policy, but shall not be decreased except in the case of an across-the-board reduction that is implemented for all similarly situated executives of the Company.

b. Annual Performance Bonus. You shall be eligible to receive an annual bonus, with a target bonus opportunity of 50% of your base salary, payable upon the achievement, as determined by the Board in its sole discretion, of specific milestones to be mutually agreed with you in writing. The annual bonus shall be paid to you no later than March 15th of the calendar year immediately following the calendar year in which it was earned. You must be employed by the Company on the last day of the calendar year to which a bonus relates in order to be eligible for and have earned the annual bonus.

c. Equity Grants. Subject to the terms and conditions of this Section 2.c. and any applicable policies and agreements (including but not limited to the “Equity Plan” and “Equity Agreements” described below), you shall be eligible for the following option grant:

i.

Option Grant. On the Start Date, the Board shall grant you a stock option to purchase 3,784,514 shares of common stock of the Company (the “Sign-On Grant”), which is intended to equal approximately 6.0% of the fully diluted shares of Company stock at the completion of the final tranche of the Series A preferred stock financing (the “Series A Financing”), at a price per share equal to the fair market value of the common stock on the date of grant as determined by the Board. As such, you shall receive, if needed, an additional stock option grant following your Start Date so that at the completion of the final tranche of the Series A financing you shall have stock options equal to 6.0% of the fully diluted shares of Company stock. 25% of the stock option shall vest on the 1st anniversary of your Start Date, and the remaining 75% of the stock option shall vest quarterly over the 3-year period following such anniversary, subject to your continued employment with the Company. After completion of the Series A Financing you shall be eligible for additional stock option grants as determined by the Board.

ii.

Terms and Conditions. In all respects, the stock options described in this Section 2 shall be governed by the 2017 Equity Incentive Plan (the “Equity Plan”) (or any successor or additional plan thereto which such stock option is granted) and a stock option agreement in the form of the Company’s standard form of stock option agreement under the Equity Plan (as applicable, an “Equity Agreement”) executed by you pursuant thereto, copies of which have been provided to you. The stock options described in this Section 2 shall be, to the maximum extent permissible, treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and the rules and regulations thereunder.

iii.

Accelerated Vesting. If you are subject to an Involuntary Termination (as defined below) outside of a CIC Period (as defined below), then subject to your execution of a Separation Agreement (as defined below) that becomes effective and irrevocable within 60 days following your Separation (as defined below), the vesting and, if applicable, the exercisability of each of your outstanding equity-based awards under the Equity Plan or any additional equity-based plan maintained by the Company or any applicable successor plans thereto, including but not limited to the Sign-On Grant, shall be partially accelerated such that the number of shares subject to each such equity-based award that would have vested during the 12 month period following your Separation (or, in the case of an equity-based award in which vesting of the shares is subject to the achievement of a performance-based condition, then 25% of the shares subject to such equity-based award) shall be vested and, if applicable, exercisable as of the date of your Separation. In addition, if you are subject to an Involuntary Termination during the CIC Period, then subject to your execution of a Separation Agreement that becomes effective and irrevocable within 60 days following your Separation, all of your then-unvested equity-based awards under the Equity Plan or any additional equity-based plan maintained by the Company or any applicable successor plans thereto, including but not limited to the Sign-On Grant, shall be fully accelerated and, if applicable, exercisable as of the date of your Separation.

d. Benefits. You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company executives. Summaries of each of the Company’s benefit plans are available to you. These benefits may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits does not change your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Each calendar year you shall be eligible to accrue four (4) weeks’ vacation and holidays as set forth by the Company and subject to the Company’s vacation and holiday policies as in effect from time to time.

e. Travel and Lodging Allowance. The Company shall provide you with an allowance of $5,000 per month for reasonable lodging expenses in the Cambridge, MA vicinity. The Company shall also cover reasonable travel expenses related to your commute between your home location and the Company’s office location in Cambridge, MA, provided that air travel shall be by coach and train travel may be by business class. The actual out-of-pocket spend will be grossed up at the appropriate tax rate.

f. Expense Reimbursement. The Company shall reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements hereunder shall be made or provided in accordance with the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code and the rules and regulations thereunder (the “Code”) including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3. Severance Benefit upon Involuntary Termination.

a. Notwithstanding the at-will nature of the parties’ relationship, should you be subject to an Involuntary Termination, then conditioned upon your execution of a separation agreement substantially in the form attached hereto as Exhibit A (the “Separation Agreement”) that becomes effective and irrevocable within 60 days following your Separation and compliance with your Confidentiality Agreement described below then: (i) the Company shall provide you with continued payment your then current base salary (but prior to taking into account any reduction that triggers Good Reason) for a period of 9 months (or 12 months in the event such Involuntary Termination occurs following the first closing of the Company’s Series B preferred stock financing (the “Series B Financing”)), payable in one-time lump-sum payment within 60 days following your Separation; less applicable withholdings, subject to Section 3(i); (ii) any earned, but unpaid annual bonus for the calendar year prior to the calendar year in which your Involuntary Termination occurs; (iii) (x) if the Company is subject to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law, (y) the premium subsidy described below is not illegal or discriminatory under the Code, the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, and (z) if you properly elect to receive benefits under COBRA, then the Company shall provide you, for a period of 9 months (or 12 months in the event such Involuntary Termination occurs following the first closing of the Series B Financing) following your Separation, your COBRA premiums at the Company’s normal rate of contribution for employees for your coverage at the level in effect immediately prior to your termination, provided that if the subsidy is limited by clause (y) then you shall receive a monthly cash payment equal to the monthly COBRA premium that you are required to pay for such COBRA coverage; and (iv) subject to the terms and conditions of the Equity Plan (or any successor or additional plan thereto) and Equity Agreements, any portion of an option that has vested or has had the time-based requirement satisfied shall remain outstanding for a period of 12 months following the Separation date or, if earlier, the normal 10-year expiration date of such stock options. In addition, you shall receive all (w) accrued, but unpaid, base salary earned by, but not paid to you, prior to your date of Separation, which will be paid to you on the next payroll date following your date of Separation, x) any incentive bonus that was earned for the prior calendar year but not paid, which will be paid to you at the same time that bonuses are paid to other executives, (y) any amounts accrued and due under the terms of any employee benefit plan in which you participated while employed (e.g., 401(k)), which will be paid to you at the time provided under the applicable plan and (z) any amounts owing to you under Section 2(f) for reimbursement of expenses incurred by you prior to your date of Separation, which will be paid to you in accordance with the Company’s policies with respect thereto (collectively, the “Accrued Benefits”).

b. For purposes of this Offer Letter, “Cause” means any one or more of the following actions: (i) your material breach of the terms of this Offer Letter or your Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement; (ii) your material dishonesty, willful misconduct, gross negligence, or reckless conduct, in each case, if such conduct is in connection with the performance of your services to the Company; (iii) your commission of an act of fraud, theft, misappropriation or embezzlement that is, in each case, materially injurious to the Company; (iv) your conviction of, or pleading nolo contendere to, any crime involving moral turpitude felony (other than traffic offenses); or (v) your material violation of a Company policy that had been previously provided to you in writing your willful refusal to to substantially perform your assigned duties to the Company (other than as a result of your mental or physical impairment), provided that such policy compliance or performance of duties would not cause you to violate law. For purpose of clauses (i), (ii), (iii), and (v), “Cause” shall only exist if: (1) the Company delivered to you a written description of the events or conditions giving rise to your termination for Cause; and (2) if curable, you have been given at least 30 days to cure such events or conditions and you fail to cure such events or conditions within such time period given.

c. For purposes of this Offer Letter, “Change of Control” means: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its affiliates or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or (ii) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval. “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences under Section 409A of the Code.

d. For purposes of this Offer Letter, “CIC Period” means the period commencing on the date that is three months prior to the date on which a Change of Control occurs and ending on the date that is 12 months following such occurrence.

e. For purposes of this Offer Letter, “Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

f. For purposes of this Offer Letter, “Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your written consent:

i. A reduction in your base salary, other than in connection with an across-the-board reduction of not more than 10% effecting all similarly situated executives of the Company;

ii. A material diminution of your title, authority, duties or responsibilities;

iii. A requirement that you no longer report to the Board;

iv. A relocation of your principal workplace by more than 50 miles; or

v. A material breach of this Offer Letter by the Company.

A Resignation for Good Reason shall not be deemed to have occurred unless you give the Company written notice of the condition within 30 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

g. For purposes of this Offer Letter, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

h. For purposes of this Offer Letter “Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

i. Any severance payments paid under this Section 3 shall commence within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year and such severance payments constitute deferred compensation subject to Section 409A of the Code, the severance payments begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each payment pursuant to this Offer Letter is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

j. Should you voluntarily terminate your employment for any reason (other than for Good Reason) or should your employment be terminated for Cause (whether before or after a Change of Control), then you shall not be entitled to any severance payments described herein, but you shall be entitled to the Accrued Benefits. Nothing in this Section 3 shall alter your status as an at-will employee.

k. Vesting in the Event of a Change of Control or Death. Notwithstanding anything to the contrary hereunder or in the Equity Plan (or any successor or other applicable equity plan) or an applicable Equity Agreement, in the event of a Change of Control or your death, then you (or your estate, as applicable) automatically shall vest in all of the then-unvested shares subject to the equity awards under the Equity Plan (or any successor or other applicable equity plan), including, but not limited to the Sign-On Grant and the Equity-Financing Grant, as of the date of the consummation of such Change of Control or the date of death, as applicable.

4. Certification. By signing this Offer Letter, you are certifying to the Company that: (a) your employment with the Company does not and shall not require you to breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company); (b) to the extent you are subject to restrictive agreements with any prior employer that may affect your employment with the Company, you have provided us with a copy of that agreement; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, or injunction; and (d) all facts you have presented to the Company are accurate and true, including all statements made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview. Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information and expects that you shall abide by restrictive covenants to prior employers.

5. Required I-9 Documentation. Your employment with the Company is conditioned on your eligibility to work in the United States. For purposes of completing the INS I-9 form, you must provide us sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment.

6. Confidentiality and Other Obligations. As part of your employment with the Company, you shall be exposed to, and provided with, valuable confidential and trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into the enclosed Employee Non-Solicitation, Confidentiality and Assignment Agreement (the “Confidentiality Agreement”). You must sign and return the Confidentiality Agreement before beginning your employment with the Company.

7. Section 409A and 280G of the Code.

a. Notwithstanding any other provision of this Offer Letter to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Offer Letter as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A of the Code, the payment of benefits, if any, scheduled to be paid by the Company to you hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment, or if earlier, your death. Any deferred compensation payments delayed in accordance with the terms of this Section 7.a. shall be paid in a lump sum after 6 months have elapsed since your termination of employment. Any other payments shall be made according to the schedule provided for herein.

b. If any of the benefits set forth in this Offer Letter are “deferred compensation” under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any benefits payable under this Offer Letter that constitute “deferred compensation” under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code. For purposes of clarification, this Section 7.b. shall not cause any forfeiture of benefits on your part, but shall only act as a delay until such time as a “separation from service” occurs.

c. It is intended that each installment of the payments and benefits provided under this Offer Letter shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

d. This Offer Letter shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A of the Code. Any provision inconsistent with Section 409A of the Code shall be read out of the Offer Letter. For purposes of clarification, this Section 7.d. shall be a rule of construction and interpretation and nothing in this Section 7.d. shall cause a forfeiture of benefits on the part of you. You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Offer Letter, including but not limited to consequences related to Section 409A of the Code.

e. If any payment or benefit you would receive under this offer letter, when combined with any other payment or benefit you receive pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, if the Company (or any affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of Section 280G of the Code and the regulations thereunder), such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), if there is more than one method of reducing the payment as would result in no portion of the Payment being subject to the Excise Tax, then you shall determine which method shall be followed, provided that if you fail to make such determination within thirty (30) days after Company has sent you written notice of the need for such reduction, Company may determine the amount of such reduction in its sole discretion. Notwithstanding the foregoing, if a Change of Control occurs prior to the time the Company (and any affiliate that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of Section 280G of the Code and the regulations thereunder) and a Payment would constitute a parachute payment and be subject to the Excise Tax, then you and the Company or its applicable affiliate will both cooperate in good faith with the other (including by signing any necessary waivers) to solicit a shareholder vote to approve the Payments, such that no Payment (or portion thereof) would be subject to the Excise Tax. The actions of the Company or its applicable affiliate to this provision are not intended to bind, nor shall be construed as binding, the shareholders of the Company or its applicable affiliate.

8. General. This Offer Letter, together with the Confidentiality Agreement and the Equity Agreements and any other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. The terms and provisions of this Offer Letter may be modified or amended only by written agreement executed by the parties hereto, and may be waived (or consent for the departure there from granted) only by a written document executed by the party entitled to the benefits of such terms or provisions. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially of the Company’s business or assets. You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void. This Offer Letter and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal law of Massachusetts, without giving effect to the conflict of law principles thereof. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

9. Indemnification. To the fullest extent permitted by the applicable D&O policies of the Company and/or applicable law regarding indemnification, the Company shall indemnify you against all expenses (including reasonable attorneys’ fees and any expenses incurred in establishing a right to indemnification), judgments, fines, settlements and other amounts actually and reasonably incurred by you in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative that you is made a party to by reason of the fact that you are or were performing services as an employee, officer, director or agent of the Company or any affiliate thereof, subject to the terms of this Section 9. In addition, such indemnification shall continue as to you even if you have ceased to be an employee, officer, director or agent of the Company and/or any affiliate thereof and shall inure to the benefit of your heirs and estate. The provisions of this Section 9 are in addition to, and not in derogation of, the indemnification provisions of the bylaws and certificate or articles of incorporation of the Company or any affiliate thereof, as each may be amended or restated from time to time. During your employment with the Company and/or any affiliate thereof and from and after the date that your employment is terminated for any reason whatsoever, you shall receive the same benefits provided to any of the officers and directors of the Company or such affiliate, as applicable, under any additional D&O insurance or similar policy, indemnification agreement, policy of the Company or such applicable affiliate or the articles of incorporation or bylaws of the Company or such applicable affiliate, in each case, as may be amended or restated from time to time. This Section 9 shall survive the termination of this Offer Letter.

Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from the Company, or as permitted by law.

[Signature Page Follows]

This offer shall remain open, unless sooner revoked by the Company, through March 8, 2019. Please acknowledge acceptance of this employment offer by signing and dating below. Keep one copy for your files and return one executed copy to me.

Mahesh, we greatly look forward to having you on the team.

Very truly yours,

Omega Therapeutics

By:	/s/ David Berry
David Berry

Accepted and Agreed to:

/s/ Mahesh Karande

Mahesh Karande
Date: March 2, 2019

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